Exhibit 5.1
[Letterhead of Garvey Schubert Barer]

November 13, 2012
U.S. Well Services, LLC
USW Financing Corp.
770 South Post Oak Lane, Suite 405
Houston, Texas 77056

Ladies and Gentlemen:
Garvey Schubert Barer (“we”) has been engaged as special New York counsel to U.S. Well Services, LLC, a Delaware limited liability company (“USW LLC”), and USW Financing Corp., a Delaware corporation (“USW Finance,” and together with USW LLC, the “Issuers”). This opinion is delivered in connection with the issuance of $68,414,660 aggregate principal amount of 14.50% Senior Secured Notes due 2017 (the “New Notes”), under that certain Indenture dated as of February 21, 2012 (the “Original Indenture”), among the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee and as noteholder collateral agent (the “Trustee”), as amended by that certain First Supplemental Indenture, dated as of July 16, 2012 (the “Supplement,” and together with the Original Indenture, the “Indenture”), among the Issuers and the Trustee, pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on October 18, 2012 (Registration No. 333-184491) (the “Registration Statement”). The New Notes will be issued in exchange for the Issuers' outstanding 14.50% Senior Secured Notes due 2017 (the “Original Notes”) on the terms set forth in the Registration Statement (the “Exchange Offer”).

We have examined copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)	The Original Indenture;

(ii)	The Supplement;

(iii)	The Escrow Agreement, dated as of February 21, 2012, among the Issuers and the Trustee;

(iv)	The Amendment to Escrow Agreement, dated as of July 16, 2012, among the Issuers and the Trustee, as trustee and escrow agent;

(v)	The Original Notes;

(vi)	The form of the New Notes;

(vii)	The Registration Statement; and

U.S. Well Services, LLC
USW Financing Corp.
November 13, 2012

(viii)	The Registration Rights Agreement, dated as of February 21, 2012, among the Issuers, the individual purchasers named therein, and Global Hunter Securities, LLC (the “Registration Rights Agreement”).
Each, herein, a “Note Document” and collectively, herein, the “Note Documents.”

We have also examined originals or copies, certified or otherwise, of the resolutions of the board of managers of USW LLC and the resolutions of the board of directors of USW Finance, each authorizing the Exchange Offer and the issuance of the Original Notes, the charter and bylaws or other applicable organizational documents of the Issuers, and such other documents, certificates and records we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. In connection with this opinion, we have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion, as of the date hereof, that when the New Notes (in the form examined by us) have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against the surrender and cancellation of the Original Notes as contemplated by the Registration Rights Agreement and the Indenture, the New Notes will constitute legal, valid and binding obligations of the Issuers.

Our opinion expressed above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding (i) the validity or effect of any provision relating to severability or separability or purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts, (ii) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law, or (iii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws. We have not been requested to express and, with your consent, do not render any opinion herein with respect to the creation, validity, attachment, perfection or priority of any lien or security interest.

U.S. Well Services, LLC
USW Financing Corp.
November 13, 2012

We are members of the bar of the State of New York. The opinion expressed herein is limited exclusively to the laws of the State of New York and the statutes codified as 8 Del. C. §§101-398 and known as the General Corporation Law of the State of Delaware and the statutes codified as 18 Del. C. §§101-1109 and known as the Limited Liability Company Act of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Garvey Schubert Barer

GARVEY SCHUBERT BARER
a partnership of professional corporations